Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF LIMITED PARTNERSHIP

•	The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows:

•	First: The name of the limited partnership is Mammoth Energy Partners LP.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, Zip Code 19808. The name of the Registered Agent at such address is Corporation Service Company.

•	Third: The name and mailing address of each general partner is as follows: Mammoth Energy Partners GP LLC 4727 Gaillardia Parkway, Suite 200 Oklahoma City, OK 73134

•	In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of 11th day of August, A.D. 2014.

MAMMOTH ENERGY PARTNERS GP LLC,
General Partner

By:	/s/ Phil Lancaster

Name:	Phil Lancaster
(type or print name)